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                                  May 9, 2000



1/st/ Choice Financial Corp.
5801 West 11/th/ Street
Greeley, Colorado  80634

Gentlemen:

     Our opinions as expressed below are based solely upon: (1) the information contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 19, 2000, as amended by Amendment No. 1 on May 9, 2000, Registration No. 333-35134 ("Registration Statement"); (2) the Agreement and Plan of Reorganization by and between Wells Fargo & Company ("Wells Fargo") and 1/st/ Choice Financial Corp. ("1/st/ Choice") dated February 3, 2000 pursuant to which a wholly-owned subsidiary of Wells Fargo ("Acquisition") will merge into 1/st/ Choice, and documents and agreements made a part thereof (together referred to as the "Agreement"); (3) relevant information provided by the principals and disclosed under the facts section of this letter; and (4) the Internal Revenue Code of 1986, as amended (hereinafter "IRC"), the regulations promulgated thereunder, the current administrative positions of the Internal Revenue Service ("IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions, any or all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions, which could adversely affect our opinions.

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

     "Merger" refers to the transactions set forth in the Agreement. Capitalized terms herein have the same meaning as in the Agreement. 1/st/ Choice Bank ("Bank") is a wholly owned subsidiary of 1/st/ Choice. Acquisition is a wholly owned subsidiary of Wells Fargo formed solely for the purpose of effectuating the Merger.
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1/st/ Choice Financial Corp.
May 9, 2000
Page 2

     Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to transactions in that country, state or municipality. We do not express any opinion as to foreign, state or local tax consequences of the Merger. We do not express any opinion regarding alternative minimum tax consequences of the Merger to any shareholder.

     The consequences described herein are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure, or similar proceeding, to shareholders that are real estate investment trusts, to shareholders that are regulated investment companies, to shareholders that are tax exempt persons, to shareholders that are persons that hold their 1/st/ Choice Common Stock as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, to shareholders that are investment companies within the meaning of IRC Section 351(e), to shareholders who are dealers in securities, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions, or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     Our opinions expressed herein are conditioned on the accuracy and continued validity as of and after the Effective Time of the Merger of the following, which includes both factual information and representations, and assumptions and conditions:

     (1) that the fair market value of the 1/st/ Choice Common Stock surrendered by each 1/st/ Choice shareholder in the Merger will be approximately equal to the fair market value of the Wells Fargo Common Stock transferred to each 1/st/ Choice shareholder in the Merger;

     (2) that following the Merger, 1/st/ Choice will hold at least 90 percent of the Fair Market Value of its Net Assets and at least 70 percent of the Fair Market Value of its Gross Assets and at least 90 percent of the Fair Market Value of Acquisition's Net Assets and at least 70 percent of the Fair Market Value of Acquisition's Gross Assets held immediately prior to the Merger.
Except as otherwise provided by Treasury Regulation (S) 1.368-2(j)(3)(iii), amounts paid by 1/st/ Choice or Acquisition to dissenters, amounts paid by 1/st/ Choice or Acquisition to shareholders who receive cash or other property, amounts used by 1/st/ Choice or Acquisition to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by 1/st/ Choice will be included as assets of 1/st/ Choice or Acquisition, respectively, immediately prior to the Merger;

     (3) that prior to the Merger, Wells Fargo will be in control of Acquisition, a subsidiary formed solely to effectuate the Merger, within the meaning of IRC Section 368(c);
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1/st/ Choice Financial Corp.
May 9, 2000
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     (4) that following the Merger neither 1/st/ Choice nor Wells Fargo has any plan or intention to issue additional shares of 1/st/ Choice stock that would result in Wells Fargo losing control of 1/st/ Choice within the meaning of IRC
Section 368(c);

     (5) that neither 1/st/ Choice, Wells Fargo nor Bank has any plan or intention to cause Bank to issue additional shares of its stock that would result in 1/st/ Choice losing control of Bank within the meaning of IRC Section 368(c);

     (6) that with the exception of 1/st/ Choice Common Stock acquired upon exercise of dissenter's rights, prior to and in connection with the Merger, neither 1/st/ Choice nor persons related to 1/st/ Choice (within the meaning of Treasury Regulation Section 1.368-1(e)) will redeem or otherwise acquire any 1/st/ Choice Common Stock and 1/st/ Choice will not have made any extraordinary distributions with respect to its stock (within the meaning of Temporary Treasury Regulation Section 1.368-1(T)(e)); neither Wells Fargo nor persons related to Wells Fargo (within the meaning of Treasury Regulation Section 1.368-1(e)) will, in connection with the Merger, redeem or otherwise acquire Wells Fargo Common Stock issued to 1/st/ Choice shareholders in the Merger in violation of the continuity of interest requirements of Treasury Regulation
Section 1.368-1(e);

     (7) that to the knowledge of 1/st/ Choice, there is no plan or intention on the part of any 1/st/ Choice shareholder to sell, exchange, or otherwise dispose of any shares of Wells Fargo Common Stock received in the Merger in a transaction in which that stock is acquired by Wells Fargo or a person related to Wells Fargo within the meaning of Treasury Regulation Section 1.368-1(e), and shareholders of 1/st/ Choice will, after the Effective Time of the Merger, satisfy the requirements for continuity of interest expressed in Treasury Regulation Section 1.368-1(e);

     (8) that 1/st/ Choice has made no transfer of any of its assets in contemplation of the Merger or during the period beginning with the commencement of negotiations (whether formal or informal) with Wells Fargo regarding the merger and ending at the Effective Time of the merger, other than in the ordinary course of business;

     (9) that Wells Fargo has no plan or intention to liquidate 1/st/ Choice or to merge 1/st/ Choice with or into another corporation, and will not so liquidate or merge 1/st/ Choice for at least one year after the Effective Time of the Merger; and Wells Fargo will not engage in any transaction with regard to 1/st/ Choice or 1/st/ Choice Bank, or with the assets of either, which will violate the requirements of Treasury Regulation Sections 1.368-2(k)(2) or 1.368-1(d);

     (10) that Acquisition will have no liabilities assumed by 1/st/ Choice, and will not transfer to 1/st/ Choice any assets subject to liabilities, in the Merger;
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1/st/ Choice Financial Corp.
May 9, 2000
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     (11) that following the Merger, Wells Fargo will continue the historic business of 1/st/ Choice or use a significant portion of 1/st/ Choice historic business assets in a business;

     (12) that Wells Fargo, Acquisition, 1/st/ Choice and shareholders of 1/st/ Choice will pay their respective reorganization expenses, if any, incurred in connection with the Merger;

     (13) that there is no corporate indebtedness between Wells Fargo or 1/st/ Choice or between Acquisition and 1/st/ Choice that was issued, acquired or will be settled at a discount;

     (14) that in the Merger and on the Effective Time of the Merger, shares of 1/st/ Choice Common Stock representing control of 1/st/ Choice, as defined in IRC Section 368(c), will be exchanged solely for Wells Fargo voting Common Stock. Shares of 1/st/ Choice Common Stock exchanged for cash or other property originating with Wells Fargo will be treated as outstanding 1/st/ Choice common Stock on the Effective Time of the Merger;

     (15) that on the Effective Time of the Merger, 1/st/ Choice and Bank will not have out standing any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in 1/st/ Choice or Bank that, if exercised or converted, would affect retention of control of 1/st/ Choice by Wells Fargo or retention of control of Bank by 1/st/ Choice as defined in IRC Section 368(c);

     (16) that Wells Fargo does not own, nor has it owned during the past five years any of the shares of 1/st/ Choice;

     (17) that neither Wells Fargo, Acquisition, 1/st/ Choice nor Bank are investment companies as defined in IRC Section 368(a)(2)(F)(iii) and (iv);

     (18) that on the Effective Time of the Merger, the fair market value of the assets of 1/st/ Choice will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject;

     (19) that on the Effective Time of the Merger, the fair market value of the assets of Acquisition will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject;

     (20) that neither Wells Fargo, Acquisition, 1/st/ Choice nor Bank are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3) (A);
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1/st/ Choice Financial Corp.
May 9, 2000
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     (21) that neither 1/st/ Choice nor Wells Fargo will assume liabilities with respect to 1/st/ Choice Common Stock surrendered by 1/st/ Choice shareholders in the Merger;

     (22) that except as otherwise required by Treasury Regulation (S) 1.368-2(j)(3), in the event shareholders of 1/st/ Choice dissent to the Merger, Wells Fargo, in pursuance of the Plan of Reorganization, will transfer assets to Acquisition to pay such dissenting shareholders;

     (23) that cash payments in lieu of fractional shares are simply a mathematical rounding-off for the purpose of simplifying corporate and accounting problems which would have been caused by the actual issuance of fractional shares, and such payments are not separately bargained for consideration;

     (24) that none of the shares of Wells Fargo Common Stock received by any shareholder, will be separate consideration for, or allocable to, any employment, non-compete or consulting agreement; the compensation paid to any shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and no compensation received by a shareholder of 1/st/ Choice for providing services or refraining from providing services under any employment, non-compete or consulting agreement will be separate consideration for, or allocable to, any shares of 1/st/ Choice Common Stock exchanged for Wells Fargo Common Stock;

     (25) that the Agreement and the documents referred to therein represent the entire understanding of Wells Fargo and 1/st/ Choice with respect to the Merger and the Merger will be consummated in compliance with the material terms and conditions of the Agreement, none of which will be modified or waived;

     (26) that Wells Fargo, Acquisition and 1/st/ Choice will not take any position on any federal, state or local income or franchise tax return or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of IRC Section 368(a) of the Code;

     (27) that the acquisition of 1/st/ Choice by Wells Fargo is being effected for bonafide and substantial corporate business purposes; and

     (28) that the Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of purchase rights transferred to 1/st/ Choice shareholders with the Wells Fargo Common
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1/st/ Choice Financial Corp.
May 9, 2000
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Stock, upon issuance, will not be redeemable and will participate in corporate growth to a significant extent.

     The opinions expressed below are rendered only with respect to the specific matters described herein, and we express no opinion with respect to any other federal income tax aspects of the Merger. Should any of the facts, circumstances, or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material. In addition, we do not opine as to the taxable or nontaxable status of any previous transactions not considered to be part of the Merger transaction.

     In our opinion, the Merger of Acquisition into 1/st/ Choice will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A) and IRC Section 368(a)(2)(E), provided that the Merger, as proposed in the Agreement, qualifies as a statutory merger under the laws of the State of Colorado. Accordingly, if the Merger so qualifies as a statutory merger under the laws of the State of Colorado, in our opinion:

     (1) No gain or loss will be recognized by the shareholders of 1/st/ Choice upon the exchange of their shares of 1/st/ Choice Common Stock for shares of Wells Fargo Common Stock (except for cash received in lieu of a fractional share of Wells Fargo Common Stock). IRC Section 354(a).

     (2) The tax basis of the shares of Wells Fargo Common Stock received by a shareholder of 1/st/ Choice (including any fractional share of Wells Fargo Common Stock not actually received) will be the same as the basis of the 1/st/ Choice Common Stock surrendered by that shareholder in the Merger. IRC Section 358(a), IRC Regulation Section 1.358-1(a).

     (3) The holding period of the shares of Wells Fargo Common Stock received by a shareholder of 1/st/ Choice will include the period during which such shareholder held the 1/st/ Choice Common Stock exchanged therefor, to the extent that the 1/st/ Choice Common Stock was held by the shareholder as a capital asset on the Effective Time of the Merger. IRC Section 1223(1).

     (4) Cash payments received by 1/st/ Choice shareholders in lieu of fractional shares of Wells Fargo Common Stock will be treated as if such fractional share of Wells Fargo Common Stock has been issued in the Merger and then redeemed by Wells Fargo. A 1/st/ Choice shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. See IRC Section 356.
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1/st/ Choice Financial Corp.
May 9, 2000
Page 7

     (5) Cash received by the 1/st/ Choice shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the 1/st/ Choice Common Stock. The cash received may be treated as a dividend taxable as ordinary income for some shareholders. See IRC Sections 302, 301.

     (6) 1/st/ Choice must comply with reporting requirements set forth in Treasury Regulation Section 1.368-3(a). Each shareholder of 1/st/ Choice must file, pursuant to Treasury Regulation Section 1.368-3(b), with his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred, securities received and liabilities, if any, assumed in the exchange.

     The preceding discussion and opinions are based on our interpretations of the facts, representations and assumptions. The discussion and opinions are also based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof in effect on the date hereof, all of which are subject to change by subsequent regulatory, administrative, legislative, or judicial actions which could have an adverse effect on the validity of our opinions. Our opinions are effective as of the Effective Time for the Merger as described in the Merger Agreement.

     We do not express an opinion on the valuations of 1/st/ Choice or Wells Fargo assets or stock or the ratio of exchange of 1/st/ Choice Common Stock for Wells Fargo Common Stock.

     If the Merger is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

     Each 1/st/ Choice shareholder should consult his own qualified tax advisor to evaluate the tax effects of this exchange based on his personal facts and circumstances.

     We hereby consent to the use of this opinion as part of the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Registration Statement constituting a part of the Registration Statement.

                                    Very truly yours,


                                    /s/ JONES & KELLER, P.C.